As filed with the Securities and Exchange Commission on May 28, 2024
1933 Act File No. 333-262575
1940 Act File No. 811-23779

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-2
(Check appropriate box or boxes)
REGISTRATION STATEMENT
☒
UNDER
THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.
☐
Post-Effective Amendment No. 13
☒
and
REGISTRATION STATEMENT
☒
UNDER
THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 17
☒

PIMCO Flexible Real Estate Income Fund
(Exact name of Registrant as Specified in Charter)

650 Newport Center Drive
Newport Beach, CA 92660
(Address of Principal Executive Offices)
(Number, Street, City, State, Zip Code)
(844) 312-2113
(Registrant’s Telephone Number, including Area Code)
Ryan G. Leshaw
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660
(Name and Address (Number, Street, City, State, Zip Code) of Agent for Service)
Copies of Communications to:
Douglas P. Dick, Esq. William Bielefeld, Esq. Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006

Approximate Date of Proposed Public Offering:
As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☒
Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto. ________.
☐
Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the
Securities Act.________.

☐
Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General
Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the
Securities Act.

It is proposed that this filing will become effective (check appropriate box):
☐	when declared effective pursuant to section 8(c) or as follows:
☐	Immediately upon filing pursuant to paragraph (b)	☒	on (June 10, 2024), pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)	☐	on (date), pursuant to paragraph (a)

If appropriate, check the following box:
☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the
Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☐
This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the
Securities Act registration statement number of the earlier effective registration statement for the same offering is:
______.

Check each box that appropriately characterizes the Registrant:
☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”).
☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.
☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act.
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b-1 under the Securities Exchange Act of 1934 (“Exchange Act”).
☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to
Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE
Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 of PIMCO Flexible Real Estate Income Fund (the “Registrant”) was filed pursuant to Rule 486(a) under the Securities Act of 1933, as amended (the “Securities Act”), on December 22, 2023, for the purpose of registering Class F shares of the Registrant. This Post-Effective Amendment No. 13 (the “Amendment”) to the Registration Statement on Form N-2 (File Nos. 333-262575 and 811-23779) (the “Registration Statement”) of the Registrant, is being filed pursuant to Rule 486(b)(1)(iii) under the Securities Act solely for the purpose of extending the effective date of the Amendment and designating June 10, 2024, as the new date upon which the Amendment shall become effective.
Since no other changes are intended to be made to Post-Effective Amendment No. 2 by means of this filing, Parts A, B and C of Post-Effective Amendment No. 2 are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies it has duly caused this Post-Effective Amendment No. 13 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington in the District of Columbia on the 28th day of May, 2024.
PIMCO FLEXIBLE REAL ESTATE INCOME FUND
By:	Joshua D. Ratner *
Name:	Joshua D. Ratner
Title:	President
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated:
Name	Capacity	Date
Joshua D. Ratner* Joshua D. Ratner	President (Principal Executive Officer)	May 28, 2024
Bijal Parikh* Bijal Parikh	Treasurer (Principal Financial & Accounting Officer)	May 28, 2024
Debra W. Huddleston* Debra W. Huddleston	Trustee	May 28, 2024
Anne K. Kratky* Anne K. Kratky	Trustee	May 28, 2024
Rick LeBrun* Rick LeBrun	Trustee	May 28, 2024

*By:	/s/ William J. Bielefeld Willaim J. Bielefeld as attorney-in-fact
*
Pursuant to power of attorney.